Filed Pursuant to Rule 433

Registration No. 333-202524

November 28, 2016

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015

and Stock-Linked Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Barrier Digital Return Notes

Linked to the Least Performing of

the Common Stocks of

Amazon.com, Inc. and Facebook, Inc.

▶	Barrier Digital Return Notes Linked to the Least Performing of the Common Stocks of Amazon.com, Inc. and Facebook, Inc.

▶	3-year maturity

▶	Digital return of at least 30.50% (to be determined on the pricing date) at maturity if the final price of each reference stock is greater than or equal to its barrier price (60% of its initial price)

▶	If the final price of either reference stock is less than its barrier price, you will lose 1% of the principal amount for each 1% that the reference return of the least performing reference stock is less than zero, with up to 100% of your principal amount at risk

▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Barrier Digital Return Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, the prospectus supplement or the Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement, and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $920 and $980 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-3 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Barrier Digital Return Notes

Linked to the Least Performing of the Common Stocks of Amazon.com, Inc. and Facebook, Inc.

The Notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the Notes and, if the Final Price of either Reference Stock is less than its Barrier Price, lose some or all (up to 100%) of your principal at maturity.

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The common stocks of Amazon.com, Inc. (Ticker: AMZN) (“AMZN”) and Facebook, Inc. (Ticker: FB) (“FB”) (each, a “Reference Stock,” and together the “Reference Stocks”).
Trade Date:	December 9, 2016
Pricing Date:	December 9, 2016
Original Issue Date:	December 14, 2016
Final Valuation Date:	December 11, 2019 The Final Valuation Date is subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, and is expected to be December 16, 2019. The Maturity Date is subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Interest Payments:	None
Payment at Maturity:	On the Maturity Date, for each $1,000 in Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

If the Final Price of each Reference Stock is greater than or equal to its Barrier Price, you will receive a cash payment on the Maturity Date, per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Return)

If the Final Price of either Reference Stock is less than its Barrier Price, you will receive a cash payment on the Maturity Date, per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Stock).

In this case, you will lose 1% of the Principal Amount for each 1% decline in the Least Performing Reference Stock. If the Final Price of the Least Performing Reference Stock is less than its Barrier Price, you will lose some or all of your investment, regardless of the performance of the other Reference Stock.

For example, if the Reference Return of the Least Performing Reference Stock is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of the Issuer.

Barrier Price:	With respect to each Reference Stock, 60% of its Initial Price.
Digital Return:	At least 30.50%, to be determined on the Pricing Date.
Least Performing Reference Stock:	The Reference Stock with the lowest Reference Return.

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Reference Return:	With respect to each Reference Stock, the quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Initial Price:	The Official Closing Price of the relevant Reference Stock on the Pricing Date.
Final Price:	The Official Closing Price of the relevant Reference Stock on the Final Valuation Date.
Official Closing Price:	With respect to each Reference Stock, its closing price on any scheduled trading day as determined by the calculation agent based upon the price displayed on the relevant Bloomberg Professional® service page (with respect to AMZN, “AMZN <EQUITY>”, and with respect FB, “FB <EQUITY>”), or, for each Reference Stock, any successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the Calculation Agent as described under “Additional Terms of the Notes — Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP / ISIN:	40433UXH4 / US40433UXH49
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to an offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Stocks, you should not construe that fact as a recommendation as to the merits of acquiring an investment in either Reference Stock or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015, and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, beginning on page S-1 of the prospectus supplement, and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value. The Final Settlement Value, which is an amount in cash, will be determined as follows:

▶	If the Final Price of each Reference Stock is greater than or equal to its Barrier Price, you will receive a cash payment on the Maturity Date, per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Return)

▶	If the Final Price of either Reference Stock is less than its Barrier Price, you will receive a cash payment on the Maturity Date, per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Stock).

In this case, you will lose 1% of the Principal Amount for each 1% decline in the Least Performing Reference Stock. If the Final Price of the Least Performing Reference Stock is less than its Barrier Price, you will lose some or all of your investment, regardless of the performance of the other Reference Stock.

For example, if the Reference Return of the Least Performing Reference Stock is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of the Issuer.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Final Price of each Reference Stock will be greater than or equal to its Barrier Price.

▶	You are willing to make an investment that is exposed to the negative Reference Return of the Least Performing Reference Stock on a 1-to-1 basis if the Final Price of either Reference Stock is less than its Barrier Price.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is the Digital Return.

▶	You are willing to forgo dividends or other distributions paid on the Reference Stocks.

▶	You are willing to accept the risk and return profile of the Notes versus conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek current income from this investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Final Price of either Reference Stock will be less than its Barrier Price.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return of the Least Performing Reference Stock on a 1-to-1 basis if the Final Price of either Reference Stock is less than its Barrier Price.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the Digital Return.

▶	You seek an investment that provides a full return of principal.

▶	You prefer a product that provides upside participation in one or both Reference Stocks, as opposed to the Digital Return.

▶	You seek an investment with current income.

▶	You prefer to receive the dividends or other distributions paid on the Reference Stocks.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in either Reference Stock. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be exposed on a 1-to-1 basis to any decline in the Final Price of the Least Performing Reference Stock from its Initial Price if the Final Price of either Reference Stock is less than its Barrier Price. Accordingly, if the Reference Return of the Least Performing Reference Stock is less than -40%, you will lose some or all of your Principal Amount at maturity.

You will not participate in any appreciation in the price of either Reference Stock and your return on the Notes is limited to the Digital Return.

The Notes will not pay a return more than the Digital Return. Even if the price of each Reference Stock appreciates over the term of the Notes, you will not participate in that appreciation. Assuming the Notes are held to maturity, the maximum return on the Notes will not exceed the Digital Return. Under no circumstances, regardless of the extent to which the price of either Reference Stock increases, will your return exceed the Digital Return. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of either Reference Stock.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Your return on the Notes will be based on the Reference Return of the Least Performing Reference Stock.

Your return on the Notes will be based on the Reference Return of the Least Performing Reference Stock without regard to the performance of the other Reference Stock. As a result, you will lose some or all of the Principal Amount if the Reference Return of the Least Performing Reference Stock is less than -40%, even if there is an increase in the price of the other Reference Stock. This could be the case even if the price of the other Reference Stock increased, or decreased to a lesser extent than the Least Performing Reference Stock.

Since the Notes are linked to the Least Performing Reference Stock, you will be fully exposed to the risk of fluctuations in the price of each Reference Stock.

Since the Notes are linked to the Least Performing Reference Stock, the Notes will be linked to the individual performance of each Reference Stock. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Reference Stocks to the same degree for each Reference Stock. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Reference Stocks would not be combined to calculate your return and the depreciation of either Reference Stock would not be mitigated by the appreciation of the other Reference Stock. Instead, your return would depend on the Least Performing Reference Stock.

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The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates

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of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The common stock of Facebook, Inc. has limited historical information.

Facebook, Inc. commenced trading on May 17, 2012. Because this Reference Stock has limited trading history, your investment in the Notes may involve greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of either Reference Stock relative to its Initial Price. We cannot predict the Final Price of either Reference Stock on the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stocks or the return on your Notes. The return on the Notes may be less than the return that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the hypothetical Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of performance for the Least Performing Reference Stock from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Digital Return:	30.50% (The actual Digital Return will be determined on the Pricing Date and will be at least 30.50%.)

▶	Barrier Price:	with respect to each Reference Stock, 60% of its Initial Price

Hypothetical Reference Return of the Least Performing Reference Stock	Hypothetical Final Settlement Value	Hypothetical Return on the Notes
100.00%	$1,305.00	30.50%
80.00%	$1,305.00	30.50%
60.00%	$1,305.00	30.50%
40.00%	$1,305.00	30.50%
20.00%	$1,305.00	30.50%
0.00%	$1,305.00	30.50%
-10.00%	$1,305.00	30.50%
-20.00%	$1,305.00	30.50%
-30.00%	$1,305.00	30.50%
-40.00%	$1,305.00	30.50%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Reference Return of the Least Performing Reference Stock is 40%.

Reference Return of the Least Performing Reference Stock:	40%
Return on the Notes:	30.50%

Because the Reference Return of the Least Performing Reference Stock is greater than -40%, the Final Settlement Value would be $1,305.00 per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Return)

= $1,000 + ($1,000 × 30.50%)

= $1,305.00

Example 1 shows that although the Reference Return of the Least Performing Reference Stock is greater than the Digital Return, you will only receive the Digital Return at maturity.

Example 2: The Reference Return of the Least Performing Reference Stock is -10%.

Reference Return of the Least Performing Reference Stock:	-10%
Return on the Notes:	30.50%

Because the Reference Return of the Least Performing Reference Stock is greater than -40%, the Final Settlement Value would be $1,305.00 per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Return)

= $1,000 + ($1,000 × 30.50%)

= $1,305.00

Example 2 shows that you will benefit from the Digital Return at maturity when the Reference Return of the Least Performing Reference Stock is less than the Digital Return but greater than or equal to -40%.

Example 3: The Reference Return of the Least Performing Reference Stock is -80%.

Reference Return of the Least Performing Reference Stock:	-80%
Return on the Notes:	-80.00%

Because the Reference Return of the Least Performing Reference Stock is less than -40%, the Final Settlement Value would be $200 per $1,000 in Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Stock)

= $1,000 + ($1,000 × -80%)

= $200

Example 3 shows that you will lose 1% of the Principal Amount for each 1% decline in the Least Performing Reference Stock if the Final Price of either Reference Stock is less than its Barrier Price. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT AT MATURITY.

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Description of the Reference Stocks

AMAZON.COM, INC. (AMZN)

Description of Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a range of products. The company's products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. Information provided to or filed with the Securities and Exchange Commission by Amazon.com, Inc. under the Exchange Act can be located by reference to the Securities and Exchange Commission CIK number 1018724. This Reference Stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMZN.”

Historical Performance of Amazon.com, Inc.

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, on the relevant exchange, of AMZN for each quarter in the period from January 1, 2008 through November 23, 2016. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of AMZN should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	96.25	62.43	71.30	September 28, 2012	261.68	215.36	254.32
June 30, 2008	84.51	71.30	73.33	December 31, 2012	261.50	220.64	251.14
September 30, 2008	88.09	63.35	72.76	March 28, 2013	283.99	251.14	266.49
December 31, 2008	72.76	35.03	51.28	June 28, 2013	281.76	248.23	277.69
March 31, 2009	75.58	48.44	73.44	September 30, 2013	318.12	277.69	312.64
June 30, 2009	87.56	73.44	83.66	December 31, 2013	404.39	298.23	398.79
September 30, 2009	93.85	75.63	93.36	March 31, 2014	407.05	336.52	336.52
December 31, 2009	142.25	88.67	134.52	June 30, 2014	342.99	288.32	324.78
March 31, 2010	136.55	116.00	135.73	September 30, 2014	360.84	307.06	322.44
June 30, 2010	150.09	108.61	109.26	December 31, 2014	338.64	287.06	310.35
September 30, 2010	160.73	109.14	157.06	March 31, 2015	387.83	286.95	372.10
December 31, 2010	184.76	153.03	180.00	June 30, 2015	445.99	370.26	434.09
March 31, 2011	191.25	160.97	180.13	September 30, 2015	548.39	429.70	511.89
June 30, 2011	206.07	178.34	204.49	December 31, 2015	693.97	511.89	675.89
September 30, 2011	241.69	177.79	216.23	March 31, 2016	675.89	482.07	593.64
December 30, 2011	246.71	173.10	173.10	June 30, 2016	728.24	586.14	715.62
March 30, 2012	205.44	173.10	202.51	September 30, 2016	837.31	715.62	837.31
June 29, 2012	231.90	185.50	228.35	November 23, 2016*	844.36	719.07	780.12

* This document includes information for the fourth calendar quarter of 2016 for the period from October 1, 2016 through November 23, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

The graph below illustrates the daily performance of AMZN from January 1, 2008 through November 23, 2016 based on closing price information from the Bloomberg Professional® service. The market price of AMZN on November 23, 2016 was $780.12. Past performance of AMZN is not indicative of its future performance.

FWP-12

FACEBOOK, Inc. (FB)

Description of Facebook, Inc.

Facebook, Inc. operates a social networking website. The company's website allows people to communicate with their family, friends, and coworkers. The company develops technologies that facilitate the sharing of information, photographs, website links, and videos. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1326801. This Reference Stock is listed on the NASDAQ Global Select Market under the ticker symbol “FB.”

Historical Performance of Facebook, Inc.

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, on the relevant exchange, of FB for each quarter in the period from May 17, 2012 through November 23, 2016. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of FB should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
June 30, 2012*	38.37	25.87	31.12
September 28, 2012	32.17	17.73	21.65
December 31, 2012	28.24	18.99	26.63
March 28, 2013	32.46	25.14	25.58
June 28, 2013	28.97	22.90	24.86
September 30, 2013	51.24	24.37	50.24
December 31, 2013	57.96	44.82	54.66
March 31, 2014	72.03	53.53	60.24
June 30, 2014	67.60	56.14	67.29
September 30, 2014	79.04	62.76	79.04
December 31, 2014	81.45	72.63	78.02
March 31, 2015	85.31	74.05	82.22
June 30, 2015	88.86	77.46	85.77
September 30, 2015	98.39	82.09	89.90
December 31, 2015	109.01	89.90	104.66
March 31, 2016	116.14	94.16	114.10
June 30, 2016	120.50	108.76	114.28
September 30, 2016	131.05	114.00	128.27
November 23, 2016**	133.28	115.08	120.84

* The common stock of Facebook, Inc. began trading on May 17, 2012. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

** This document includes information for the fourth calendar quarter of 2016 for the period from October 1, 2016 through November 23, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

The graph below illustrates the daily performance of FB from May 17, 2012 through November 23, 2016 based on closing price information from the Bloomberg Professional® service. The market price of FB on November 23, 2016 was $120.84. Past performance of FB is not indicative of its future performance.

FWP-13

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated Final Settlement Value due and payable in the same general manner as described in “Final Settlement Value” in this free writing prospectus. In such a case, the third scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return for each Reference Stock. If a Market Disruption Event exists with respect to a Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Stock will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will be the third business day following such accelerated postponed Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to a Reference Stock on the scheduled trading day preceding the date of acceleration, the determination of such Reference Stock’s Reference Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Reference Stock occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

FWP-14

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the relevant Reference Stock. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the relevant Reference Stock. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether the issuer of the relevant Reference Stock would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the issuer of the relevant Reference Stock were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the relevant Reference Stock and consult your tax advisor regarding the possible consequences to you if the issuer of the relevant Reference Stock is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Notes issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-15

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Barrier Digital Return Notes Linked
to the Least Performing of the Common
Stocks of Amazon.com, Inc.
and Facebook, Inc.

November 28, 2016

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-4
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-10
Description of the Reference Stocks	FWP-12
Events of Default and Acceleration	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-14
U.S. Federal Income Tax Considerations	FWP-15

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58